Exhibit 10.3

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT, dated as of ___________, 2020 (this “Agreement”), is entered into by and among BBX Capital Corporation, a Florida corporation (“Parent”), and BBX Capital Florida LLC, a Florida limited liability company (“New BBX Capital”). Each of Parent and New BBX Capital is referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used in this Agreement and not otherwise defined shall have the meanings ascribed to such terms in the Separation Agreement (as defined below).

RECITALS

WHEREAS, pursuant to that certain Separation and Distribution Agreement (the “Separation Agreement”) dated as of the date hereof, by and among Parent and New BBX Capital, Parent and New BBX Capital have set out the terms on which, and the conditions subject to which, they wish to implement the Spin-Off of New BBX Capital, which prior to the Spin-Off is to be converted into a Florida corporation; and

WHEREAS, in connection with the foregoing, the Parties have entered into this Agreement to allocate, among Parent and New BBX Capital, Assets, Liabilities and responsibilities with respect to certain employee compensation, benefits, labor and other employment matters, all pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

“Closing Plan Year” means the calendar year in which the Effective Time occurs.

“COBRA” shall have the meaning specified in Section 2.03(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Continuing Employee” means each of Alan B. Levan, John E. Abdo, Jarett S. Levan, Seth M. Wise, Raymond S. Lopez and each other Employee of Parent to continue as an Employee of Parent following the Spin-Off as set forth on Schedule 1 hereto, in each case, in their capacities as Employees of Parent. For the avoidance of doubt, an Employee shall be deemed a “Continuing Employee” if he or she is expected to serve as an Employee of both Parent and New BBX Capital following the Spin-Off, as indicated on Schedule 1 hereto.

“Employee” means with respect to any entity, an individual who is considered, according to the payroll and other records of such entity, to be employed by such entity, whether active or inactive, on disability leave, or on other leave of absence.

“Employment Agreement” means each Executive Employment Agreement and any individual employment, offer, retention, consulting, change in control, split dollar life insurance, sale bonus, incentive bonus, severance, restrictive covenant or other employment related or individual compensatory agreement between any current or former employee and Parent or any of its Affiliates (including New BBX Capital), in each case, that is related to the New BBX Capital Business, other than those between Parent and any Continuing Employee, including, without limitation, the Employment Agreements between Parent and each of Alan B. Levan, John E. Abdo, Jarett S. Levan, Seth M. Wise and Raymond S. Lopez.

“Employment Claim” means any actual, threatened or potential lawsuit, arbitration, ERISA claim, or federal, state, or local judicial or administrative proceeding of whatever kind involving a demand by or on behalf of or relating to an employee, former employee, job applicant, intern or volunteer, independent contractor, leased employee, or anyone claiming to be an employee or joint employee, or by or relating to a collective bargaining agent of employees, or by or relating to any federal, state, or local government agency alleging liability against an entity as an employer or against an employee pension, welfare or other benefit plan, or an administrator, trustee or fiduciary thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Executive Employment Agreement” has the meaning specified in Section 2.01(d).

“Former New BBX Capital Employee” means former Employees of Parent or its Affiliates (including members of the New BBX Capital Group) whose last employment with Parent or its Affiliates before the Effective Time was with a New BBX Capital Entity or was not primarily related to the Bluegreen Business.

“IRS” means the United States Internal Revenue Service.

“New BBX Capital” has the meaning specified in the preamble of this Agreement.

“New BBX Capital Benefit Plans” means any Plan that is sponsored or maintained by New BBX Capital or a New BBX Capital Entity.

“New BBX Capital Employee” means each Employee of Parent or any member of the Parent Group or New BBX Capital or any member of the New BBX Capital Group immediately prior to the Effective Time other than Continuing Employees who, as indicated on Schedule 1 hereto, will not be Employees of both Parent and New BBX Capital following the Spin-Off, in each case, in their respective capacities as Employees of New BBX Capital (and, for the avoidance of doubt with respect to Continuing Employees who will be Employees of both Parent and New BBX Capital following the Spin-Off, not in their respective capacities as Employees of Parent).

“New BBX Capital FSAs” has the meaning specified in Section 2.03(c).

“New BBX Capital Health and Welfare Benefit Plans” has the meaning specified in Section 2.03(b).

“New BBX Capital Retirement Plan” has the meaning specified in Section 2.02(b).

“Parent” has the meaning specified in the preamble of this Agreement.

“Parent Benefit Plan” means any of (i) the Parent Health and Welfare Benefit Plans, the Parent Retirement Plan, and (ii) any other Plan that, as of the close of business on the Business Day before the Effective Time, is sponsored or maintained solely by Parent or a Parent Group member.

“Parent FSAs” has the meaning specified in Section 2.03(c).

“Parent Health and Welfare Benefit Plans” means the health and welfare plans sponsored and maintained by Parent or any of its Subsidiaries or Affiliates, including any flexible benefit plan.

“Parent Retirement Plan” means the BBX Capital Corporation 401(k) Plan, as in effect immediately prior to the Effective Time.

“Party” and “Parties” have the meanings specified in the preamble of this Agreement.

“Plan” means any plan, policy, arrangement, contract or agreement providing compensation or benefits for any group of Employees or individual Employee, or the dependents or beneficiaries of any such Employee(s), whether formal or informal or written or unwritten, and including, without limitation, any means, whether or not legally required, pursuant to which any benefit is provided by an employer to any Employee or the beneficiaries of any such Employee. The term “Plan” as used in this Agreement does not include any Contract relating to settlement of actual or potential Employment Claims. Notwithstanding the foregoing, no Employment Agreement will constitute a “Plan” for purposes hereof.

“Plan Payee” means an individual who is entitled to payment of Plan benefits in his or her capacity as a beneficiary with respect to the benefits of a deceased participant in the Plan or an alternate payee under a qualified domestic relations order within the meaning of Section 414(p)(1)(A) of the Code and Section 206(d)(3)(B)(i) of ERISA with respect to the benefits of a participant in the Plan.

“Separation Agreement” has the meaning specified in the recitals of this Agreement.

“WARN” has the meaning specified in Section 3.01.

“Workers’ Compensation Event” means the event, injury, illness or condition giving rise to a workers’ compensation claim.

Section 1.02 Interpretation; Construction.

(a) Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender and neuter form; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) derivative forms of defined terms will have correlative meanings; (iv) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement; (v) the terms “Article,” “Section,” and “Schedule” refer to the specified Article, Section, or Schedule, as the case may be, of this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses, respectively, of the section or subsection in this Agreement in which the reference occurs; (vi) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation;” (vii) the word “or” shall be disjunctive but not exclusive; (viii) the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if;” and (ix) the terms “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(b) Unless the context of this Agreement otherwise requires: references to Contracts (including this Agreement) and other documents or Laws shall be deemed to include references to such Contract or Law as amended, restated, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions).

(c) Unless the context of this Agreement otherwise requires, references to any federal, state, local, or foreign statute or Law shall include all regulations promulgated thereunder.

(d) Unless the context of this Agreement otherwise requires, references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. The Parties acknowledge that each Party and its attorneys have reviewed and participated in the drafting of this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of a Contract, shall not be applicable to the construction or interpretation of this Agreement.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular day, and such day is not a Business Day, then such action may be deferred until the next Business Day.

(g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP unless the context otherwise requires.

Section 1.03 Survival. If the Spin-Off is consummated, the obligations set forth in this Agreement shall remain in full force and effect and shall survive the Effective Time.

ARTICLE II

EMPLOYEES AND EMPLOYEE BENEFITS

Section 2.01 Employment.

(a) Employment of Employees of New BBX Capital and Parent. At or prior to the Effective Time, Parent and New BBX Capital shall take all steps necessary and appropriate to continue, or cause to become effective, (i) the employment of the New BBX Capital Employees by New BBX Capital or the applicable New BBX Capital Entity, and (ii) the employment of the Continuing Employees by Parent or the applicable Parent Entity. The Parties shall cooperate to effect any transfers of employment contemplated by this Section 2.01 in a manner that does not result in severance or termination payments or benefits becoming due to any affected Employee.

(b) Continued Employment. Between the date hereof and the Effective Time, neither Party shall, without the consent of the other Party, affirmatively terminate or cause its applicable Affiliate to affirmatively terminate, the employment of any Employees other than in the ordinary course of business and shall not transfer the employment of such Employees except as provided in Section 2.01(a).

(c) Allocation of Responsibilities as Employer; Assumption of Employment-Related Liabilities. At the Effective Time, New BBX Capital or the applicable member of the New BBX Capital Group shall retain or assume, as the case may be, responsibility as employer of the New BBX Capital Employees. In addition, at the Effective Time, New BBX Capital shall retain or assume all Liabilities related to the employment or retention of New BBX Capital Employees and Former New BBX Capital Employees, except as specifically provided herein, including Liabilities for any Employment Claim with respect to a New BBX Capital Employee or Former New BBX Capital Employee.

(d) Employment Agreements. At or prior to the Effective Time, the Parties shall cause New BBX Capital to assume, perform and be solely and exclusively responsible for all Employment Agreements of the New BBX Capital Employees and all obligations and Liabilities with respect thereto and to enter into the employment agreements with Alan B. Levan, John E. Abdo, Jarett S. Levan, Seth M. Wise and Raymond S. Lopez as contemplated by the Information Statement which is a part of, or in the form attached as an exhibit to, the New BBX Capital Registration Statement (the “Executive Employment Agreements”), each to be effective as of the Effective Time. On and after the Effective Time, Parent and its Affiliates (other than New BBX Capital Entities) shall have no obligations or liabilities with respect to such Employment Agreements. To the extent an Employment Agreement is not transferred in accordance with this Section 2.01(d), New BBX Capital shall fully indemnify Parent and any applicable Parent Group member with respect to all Liabilities associated with such Employment Agreement (including any termination thereof) to the extent arising out of events occurring following the Effective Time. From and after the Effective Time, New BBX Capital shall retain or assume all Liabilities under and perform all obligations under all New BBX Capital Benefit Plans.

(e) Service Credit. From and after the Effective Time, New BBX Capital shall give each New BBX Capital Employee full credit for determining the amount of paid time off, vacation or sick leave, and the level of employer contributions under any defined contribution retirement plan, and for purposes of eligibility to participate and vesting (but not benefit accruals (if applicable)) under any employee benefit plans, arrangements, collective agreements and employment-related entitlements (including under any applicable pension, defined contribution (for example, 401(k)), deferred compensation, savings, medical, dental, life insurance, disability, vacation, long-service leave or other leave entitlements, post-retirement health and life insurance, termination indemnity, severance or separation pay plans) provided, sponsored, maintained or by or contributed to New BBX Capital or any of its Affiliates under which such New BBX Capital Employee is eligible to participate after the Effective Time for such New BBX Capital Employee’s service with Parent, New BBX Capital or their respective Subsidiaries prior to the Effective Time, to the same extent recognized by any of Parent, New BBX Capital and their respective Subsidiaries immediately prior to the Effective Time, except to the extent such credit would result in the duplication of benefits for the same period of service.

(f) Independent Contractors. With respect to any independent contractor agreements or similar Contract with independent contractors that relate primarily to the Bluegreen Business and that are with New BBX Capital or a member of the New BBX Capital Group (and not with Parent or a Parent Group member), the Parties shall use commercially reasonable best efforts to assign the applicable Contract and related Liabilities to Parent or a Parent Group member designated by Parent. With respect to any independent contractor agreements or similar Contract with independent contractors that relate primarily to the New BBX Capital Business and that are with Parent or a member of the Parent Group (and are not with New BBX Capital or a New BBX Capital Group member), the Parties shall use commercially reasonable best efforts to assign the applicable Contract and related Liabilities to New BBX Capital a member of the New BBX Capital Group or a New BBX Capital Group member designated by New BBX Capital.

Section 2.02 Retirement Plans.

(a) Parent Retirement Plan. Effective on the Effective Time, New BBX Capital Employees (other than those that are Continuing Employees) shall cease to be eligible to: (i) have elective deferrals contributed on their behalf to the Parent Retirement Plan with respect to pay paid after the Effective Time, (ii) be credited with future employer contributions (for example, matching contributions) in the Parent Retirement Plan, or (iii) make contributions (for example, rollovers or loan repayments) to the Parent Retirement Plan, and shall cease to be active participants in the Parent Retirement Plan. Effective on the Effective Time, each New BBX Capital Group member shall cease to be a participating employer in the Parent Retirement Plan.

(b) New BBX Capital Retirement Plan. Prior to Effective Time, New BBX Capital shall take all actions necessary or appropriate to establish or maintain for the benefit of New BBX Capital Employees (i) a defined contribution plan qualified under Section 401(a) of the Code that includes a cash or deferred arrangement qualified under Section 401(k) of the Code that is a participant-directed individual account plan that complies with Section 404(c) of ERISA, and (ii) a related trust or trusts exempt under Section 501(a) of the Code, each to be effective no later than the Effective Time (such plan and trust(s), the “New BBX Capital Retirement Plan”).

(c) 401(k) Transfer of Assets and Liabilities. New BBX Capital shall cause each New BBX Capital Employee who is covered under the Parent Retirement Plan immediately prior the Effective Time to be covered under the New BBX Capital Retirement Plan immediately following the Effective Time. Parent shall cause to be transferred from the Parent Retirement Plan to the New BBX Capital Retirement Plan the full cash value of the New BBX Capital Employees’ account balances under the Parent Retirement Plan (or in the case of New BBX Capital Employees that are Continuing Employees, such portion of each such Continuing Employees’ respective account balance under the Parent Retirement Plan as determined by the Continuing Employee), including any outstanding participant loans, and New BBX Capital shall cause the New BBX Capital Retirement Plan to accept such transfers. The transfers of Assets and the related Liabilities shall take place as soon as practicable following the Effective Time; provided, however, that in no event shall the transfers take place until New BBX Capital has provided Parent with a favorable determination letter from the IRS with respect to the qualification of the New BBX Capital Retirement Plan under Section 401(a) of the Code (or other evidence of qualification acceptable to Parent). Parent and the Parent Retirement Plan shall be relieved of the liability for the New BBX Capital Employees’ accounts under the Parent Retirement Plan following the transfer of assets and liabilities described in this paragraph (except with respect to any balance retained with respect to a Continuing Employee).

Section 2.03 Health and Welfare Benefits.

(a) Parent Health and Welfare Benefit Plans. Effective as of the Effective Time, New BBX Capital Employees (other than those that are Continuing Employees, in their capacities as such) will cease to participate in the Parent Health and Welfare Benefit Plans and each member of the New BBX Capital Group shall cease to be a participating employer in the Parent Health and Welfare Plans. The Parent Health and Welfare Benefit Plans shall continue to be responsible for the payments of any claims for benefits with respect to New BBX Capital Employees that occur prior to the Effective Time to the extent such claims are covered under applicable insurance.

(b) Establishment of New BBX Capital Health and Welfare Benefit Plans. Prior to the Effective Time, New BBX Capital shall or shall cause one of its Affiliates to take, or cause to be taken, or have taken, all action necessary and appropriate to establish or designate and administer a group welfare benefits plan for the benefit of all New BBX Capital Employees effective as of the Effective Time (the “New BBX Capital Health and Welfare Benefit

Plans”) and to provide benefits thereunder for all eligible New BBX Capital Employees who choose to enroll in such Plans that are substantially comparable to those provided under the Parent Health and Welfare Benefit Plans as of the Effective Time. New BBX Capital will cause such New BBX Capital Health and Welfare Benefit Plans to cover those New BBX Capital Employees and their dependents who immediately prior to the Effective Time were participating in, or entitled to present or future benefits under, the corresponding Parent Health and Welfare Benefit Plans. Except as otherwise provided in Section 2.03(a), New BBX Capital will be responsible for all Liabilities associated with claims incurred prior to the Effective Time by New BBX Capital Employees (other than Continuing Employees, in their capacities as Employees of Parent) and Former New BBX Capital Employees and their dependents under the Parent Health and Welfare Benefit Plans, which are paid on or after the Effective Time, regardless of when such claims are incurred, filed and/or paid, and shall promptly reimburse Parent for any such amounts following receipt from Parent of adequate documentation.

(c) Prior to the Effective Time, New BBX Capital shall establish or designate a dependent care spending account and a medical care spending account (the “New BBX Capital FSAs”). The Parties shall take all steps reasonably necessary or appropriate so that the account balances (positive or negative) under the dependent care spending account and a medical care spending account plans sponsored by Parent (the “Parent FSAs”) of each New BBX Capital Employee who has elected to participate therein in the year in which the Effective Time occurs shall be transferred on, or as soon as practicable after, the Effective Time from the Parent FSAs to the corresponding New BBX Capital FSAs; provided that the account balances of each New BBX Capital Employee who is also a Continuing Employee may be transferred in such amount as the applicable Continuing Employee may designate. The New BBX Capital FSAs shall assume responsibility as of the Effective Time for all outstanding dependent care and medical care claims under the Parent FSAs of each New BBX Capital Employee for the year in which the Effective Time occurs and shall assume the rights of and agree to perform the obligations of the analogous Parent FSA from and after the day following the date of the Effective Time, in each case, other than in respect of claims under the Parent FSAs of a Continuing Employee, in his or her capacity as an Employee of Parent. The Parties shall cooperate to provide that the contribution elections of each such New BBX Capital Employee as in effect immediately before the Effective Time remain in effect under the New BBX Capital FSAs following the Effective Time. As soon as practicable after the Effective Time, Parent shall transfer to New BBX Capital an amount equal to the sum of (i) the total contributions made to the Parent FSAs by New BBX Capital Employees who are not also Continuing Employees and (ii) the contributions made to the Parent FSAs by New BBX Capital Employees who are also Continuing Employees in proportion to the percentage of their account balances are transferred to the New BBX Capital FSAs, in the case of each of clauses (i) and (ii), in respect of the plan year in which the Effective Time occurs, reduced by an amount equal to the total claims already paid in respect of such plan year. From and after the Effective Time, Parent shall (subject to applicable Law) provide New BBX Capital with such information as New BBX Capital may reasonably request to enable it to verify any claims information pertaining to a Parent FSA.

(d) Continuation Coverage. As of the Effective Time, New BBX Capital and the New BBX Capital Health and Welfare Benefit Plans shall assume or retain and shall be solely responsible for providing and meeting the continuation coverage requirements imposed by Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA”) or similar state law for all New BBX Capital Employees (other than those that are also Continuing Employees, in their capacities as Employees of Parent) and all Former New BBX Capital Employees, as well as their “qualified beneficiaries” (as defined under COBRA), regardless of whether such Liabilities arose before, on or after the Effective Time.

(e) 6055/6056 Reporting. New BBX Capital shall be solely responsible for ensuring that New BBX Capital complies with the reporting obligations under Section 6056 of the Code (Reporting of Offers of Coverage) with respect to New BBX Capital Employees for the Closing Plan Year (including while New BBX Capital was owned by Parent) and periods after the Effective Time, for which New BBX Capital has a reporting obligation, provided that Parent shall be responsible for complying with all reporting obligations with respect to the year prior to the Closing Plan Year. In this regard, New BBX Capital shall be responsible for distributing IRS Form 1095-C to applicable individuals and filing IRS Forms 1094-C and 1095-C with the IRS, all according to the applicable rules and regulations governing such forms. New BBX Capital shall also be solely responsible for ensuring that New BBX Capital complies with the reporting obligations under Section 6055 of the Code (Reporting of Enrollment in Minimum Essential Coverage) with respect to all New BBX Capital Employees who are enrolled in a self-insured medical plan under the Parent Health and Welfare Benefit Plans. New BBX Capital may meet this obligation either through IRS Forms 1094-C and 1095-C or IRS Forms 1094-B and 1095-B, all in accordance with applicable rules and regulations. The reporting obligations under Section 6055 of the Code for New BBX Capital Employees who are enrolled in a fully insured medical plan under the Parent Health and Welfare Benefit Plans shall be met by the applicable insurance carrier or HMO. Parent shall cooperate with New BBX Capital to provide all necessary, pre-Effective Time information for New BBX Capital to meet its reporting obligation, which information shall be complete and accurate (in all material respects) and timely provided to New BBX Capital.

(f) Credit for Benefits. New BBX Capital shall (i) waive for each New BBX Capital Employee and his or her dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the New BBX Capital Health and Welfare Benefit Plans to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction was satisfied by or would not have been applicable to such New BBX Capital Employee or dependent under the terms of the welfare plans of New BBX Capital and its Affiliates (including Parent) immediately prior to the Effective Time, and (ii) give full credit under the New BBX Capital Health and Welfare Benefit Plans applicable to each New BBX Capital Employee and his or her dependents for all co-payments and deductibles satisfied prior to the Effective Time in the Closing Plan Year, and for any lifetime maximums, as if there had been a single continuous employer.

Section 2.05 Workers’ Compensation. Effective as of the Effective Time, New BBX Capital will be solely responsible for all workers’ compensation claims of New BBX Capital Employees and Former New BBX Capital Employees with respect to all Workers’ Compensation Events regardless of whether they occurred before, on or following the date of the Effective Time, other than to the extent the Workers’ Compensation Event occurred before the Effective Time and is covered by a Parent workers’ compensation insurance policy. The Parties shall cooperate with respect to any notification to appropriate governmental agencies of the disposition and the issuance of new, or the transfer of existing, workers’ compensation insurance policies and contracts governing the handling of claims.

Section 2.06 Vacation and Sick Pay Liabilities. On and after the Effective Time, (i) New BBX Capital shall provide the New BBX Capital Employees with the same vested and unvested balances of vacation and sick leave as credited to the New BBX Capital Employees on Parent’s or its Affiliate’s payroll system immediately prior to the Effective Time and (ii) New BBX Capital shall continue to accrue vacation and sick leave in respect of each New BBX Capital Employee according to Parent’s accrual schedule as in effect immediately prior to the Effective Time.

Section 2.07 Severance. Effective as of the Effective Time, New BBX Capital shall assume all severance obligations under any Parent Benefit Plan with respect to any Former New BBX Capital Employee.

Section 2.08 Preservation of Right To Amend or Terminate Plans. Except as otherwise expressly provided in this Agreement or the Separation Agreement, no provisions of this Agreement shall be construed as a limitation on the right of Parent or New BBX Capital or any Affiliate thereof to amend any Plan or terminate its participation therein which Parent or New BBX Capital or any Affiliate thereof would otherwise have under the terms of such Plan or otherwise, and no provision of this Agreement shall be construed to create a right in any Employee or former Employee, or dependent or beneficiary of such Employee or former Employee, or any Plan Payee under a Plan which such person would not otherwise have under the terms of the Plan itself.

Section 2.09 No Right to Continued Employment or Engagement or Acceleration of Benefits. Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement or the Separation Agreement shall be deemed to guarantee any employee, independent contractor or individual service provider continued employment or engagement (or any terms or benefits of employment or engagement) for any period of time or to grant any such person any rights as a third party beneficiary hereunder, including any right to any compensation or benefit whatsoever under any Parent Benefit Plan or New BBX Capital Benefit Plan or otherwise.

Section 2.10 Cash Incentives. At the Effective Time, the participation by each New BBX Capital Employee (other than those who are also Continuing Employees, in their capacities as Employees of Parent) in any cash annual bonus, commission, sign-on, retention, stay bonus, transaction bonus or similar plan or agreement of Parent or a Parent Group member shall end, and New BBX Capital shall assume all Liabilities with respect to such cash incentives provided to such New BBX Capital Employees.

Section 2.11 Equity Awards and Plans.

(a) Parent Restricted Shares Unaffected. Parent Restricted Shares shall remain outstanding in accordance with their terms following the Spin-Off. On and after the Distribution Date, Parent shall remain responsible for such Parent Restricted Shares and Parent’s equity compensation plans, including, without limitation, Parent’s Amended and Restated 2014 Incentive Plan, as amended, and all obligations and Liabilities related thereto.

(b) New BBX Capital Restricted Shares. Holders of Parent Restricted Shares will be entitled to receive in the Spin-Off one (1) restricted share of New BBX Capital Class A Common Stock for each Parent Restricted Share in the form of Parent Class A Common Stock and one (1) restricted share of New BBX Capital Class B Common Stock for each Parent Restricted Share in the form of Parent Class B Common Stock. Such restricted shares of New BBX Capital Class A Common Stock and Class B Common Stock shall be issued under and pursuant to (i) the New BBX Capital 2020 Incentive Plan, in the form attached as an exhibit to the New BBX Capital Registration Statement, which shall be adopted by New BBX Capital effective as of the Effective Time, and (ii) restricted stock award agreements thereunder which New BBX Capital shall seek to enter into as of the Effective Time (or as soon as practicable thereafter) with the holder of the restricted share, so that each such restricted share will, following the Spin-Off, be subject to the same terms and conditions, including, without limitation, vesting conditions, as were applicable to the Parent Restricted Share with respect to which the new restricted share of New BBX Capital Class A Common Stock or Class B Common Stock, as the case may be, was issued. On and after the Distribution Date, New BBX Capital shall be solely responsible for its equity compensation plans, including the New BBX Capital 2020 Incentive Plan, and all awards granted thereunder, including the restricted shares of New BBX Capital Class A Common Stock and Class B Common Stock granted in respect of the Parent Restricted Shares as contemplated by this paragraph (b), and, in each case, all obligations and Liabilities related thereto.

(c) Registration. Upon or as soon as reasonably practicable after the Effective Time and subject to applicable Law, New BBX Capital shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering under the Securities Act the offering of the shares of New BBX Capital Common Stock available for issuance pursuant to awards granted under the New BBX Capital 2020 Incentive Plan, in the form attached as an exhibit to the New BBX Capital Registration Statement, which in any event shall include such number of shares as necessary to satisfy New BBX Capital’s obligations pursuant to the preceding paragraph (b). New BBX Capital shall use commercially reasonable best efforts to cause any such registration statement to be kept effective (and the current status of the prospectus or prospectuses required thereby to be maintained) as long as any awards thereunder remain outstanding.

ARTICLE III

LABOR AND EMPLOYMENT MATTERS

Notwithstanding any other provision of this Agreement or any other agreement between New BBX Capital and Parent to the contrary, the Parties understand and agree as follows:

Section 3.01 WARN Obligations. Before and after the Effective Time, each Party shall comply in all material respects with the Worker Adjustment and Retraining Notification Act and similar state and local laws (“WARN”). As of the Effective Time, New BBX Capital and its Affiliates shall be responsible for all obligations and liabilities under WARN relating to the New BBX Capital Employees arising from mass layoffs or plant closings (each as defined under WARN) occurring on or after the Effective Time, and Parent shall be responsible for all obligations and liabilities under WARN arising from mass layoff or plant closings (each as defined under WARN) occurring prior to the Effective Time.

Section 3.02 Last Payroll; Payroll Taxes and Reporting.

(a) On the applicable Parent Group member’s first ordinary payroll date occurring on or after the Effective Time, Parent shall cause to be paid to all New BBX Capital Employees all unpaid wages and other compensation due and payable through the Effective Time.

(b) Parent and New BBX Capital (i) shall, to the extent practicable, treat New BBX Capital (or a New BBX Capital Group member designated by New BBX Capital) as a “successor employer” and Parent (or the appropriate Parent Group member) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to New BBX Capital Employees for purposes of taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act, and (ii) hereby agree to use commercially reasonable efforts to implement the alternate procedure described in Section 5 of Revenue Procedure 2004-53. Without limiting in any manner the obligations and Liabilities of the Parties under the Tax Matters Agreement, New BBX Capital and each New BBX Capital Group member shall bear its responsibility for payroll tax obligations and for the proper reporting to the appropriate governmental authorities of compensation of New BBX Capital Employees earned after the Effective Time.

ARTICLE IV

OTHER MATTERS

Section 4.01 Sharing of Information; Audit Rights with Respect to Information Provided; Privilege.

(a) Subject to applicable Law, Parent and New BBX Capital shall share, and shall cause each member of its respective Group to reasonably cooperate with the other Party hereto to (i) share, with each other and their respective agents and vendors all participant information reasonably necessary for the efficient and accurate administration of each of the Parent Benefit Plans and the New BBX Capital Benefit Plans, (ii) facilitate the transactions and activities contemplated by this Agreement and (iii) resolve any and all employment-related claims regarding Employees.

(b) Each of Parent and New BBX Capital, and their duly authorized representatives, shall have the right to conduct reasonable audits with respect to all information provided to it by the other Party. The Parties shall cooperate to determine the procedures and guidelines for conducting audits under this Section 4.01, which shall require reasonable advance written notice by the auditing Party. The auditing Party shall have the right to make copies of any records at its expense, subject to applicable Law.

(c) The foregoing paragraphs (a) and (b) and the other provisions herein requiring the Parties to cooperate shall not be deemed to be a waiver of the attorney-client privilege for the Parties nor shall it require the Parties to waive their attorney-client privilege. In the event of any conflict between the applicable terms of the Separation Agreement and the terms of this Agreement with respect to matters relating to attorney-client privilege, the work product doctrine and all other evidentiary privileges and nondisclosure doctrines, the applicable terms of the Separation Agreement, as applicable (including Section 6.8 of the Separation Agreement), shall prevail.

(d) The parties hereby agree that the confidentiality provisions of the Separation Agreement shall apply to all information and material furnished by either Party or its representatives hereunder to the other Party or any of its representatives, including, without limitation, any information shared pursuant to this Section 4.01.

Section 4.02 Fiduciary Matters. Each of Parent and New BBX Capital acknowledge that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable Law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination (as supported by advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are reasonably deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

Section 4.03 Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any Third Party (including any Governmental Authority) and such consent is withheld, Parent and New BBX Capital shall use commercially reasonable best efforts to implement the applicable provisions of this Agreement to the full extent practicable. If any provision of this Agreement cannot be so implemented due to the failure of such Third Party to consent, Parent and New BBX Capital shall negotiate in good faith to implement the provision in a mutually satisfactory manner. The phrase “commercially reasonable best efforts” as used herein shall not be construed to require the incurrence of any non-routine or unreasonable expense or Liability or the waiver of any right.

Section 4.04 Reimbursement. From time to time after the Effective Time, the Parties shall promptly reimburse one another, upon reasonable request of the Party requesting reimbursement and the presentation by such Party of such substantiating documentation as the other Party shall reasonably request, for the cost of any Liabilities satisfied or assumed by the Party requesting reimbursement or its Affiliates that are made, pursuant to this Agreement, the responsibility of the other Party or any of its Affiliates.

ARTICLE V

MISCELLANEOUS

Section 5.01 Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties pursuant hereto, shall be deemed to create any relationship between the Parties other than the relationship set forth herein.

Section 5.02 Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by either Party without the prior written consent of the other Party, except that each Party may assign (a) any or all of its rights and obligations under this Agreement to any of its Subsidiaries and (b) any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any of its assets or entities or lines of business; provided, however, that, in each case, no such assignment shall release such Party from any liability or obligation under this Agreement and any assignee shall agree in writing to be bound by the terms and conditions contained in this Agreement. Any attempted assignment or delegation in breach of this Section 5.02 shall be null and void. This Agreement is for the sole benefit of the Parties to this Agreement and their respective Subsidiaries and their successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 5.03 Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to either of the Parties hereto to the same extent as if such successor had been an original party to this Agreement.

Section 5.04 Survival of Covenants. The covenants and agreements of the Parties contained in this Agreement shall survive the Distribution and remain in full force and effect in accordance with their applicable terms.

Section 5.05 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 5.06 Counterparts. This Agreement may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or pdf. transmission shall be binding to the same extent as an original signature page.

Section 5.07 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner.

Section 5.08 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered by facsimile (solely if receipt is confirmed) or email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:

If to Parent:
401 East Las Olas Boulevard, Suite 800
Fort Lauderdale, FL 33301
Attn: Chairman
Email:
Fax:

with a copy (which will not constitute notice) to:

Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. 150 West Flagler Street, Suite 2200
Miami, FL 33130
Attn: Alison W. Miller
Fax:
Email:

If to New BBX Capital:

401 East Las Olas Boulevard, Suite 800
Fort Lauderdale, FL 33301
Attn: President
Email:
Fax:

with a copy (which will not constitute notice) to:

Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. 150 West Flagler Street, Suite 2200
Miami, FL 33130
Attn: Alison W. Miller
Fax:
Email:

or, in each case, to such other address as the Parties hereto may from time to time designate in writing.

Section 5.09 Further Assurances. Each Party hereto agrees that it will execute and deliver or cause its respective Affiliates to execute and deliver such further instruments, and take (or cause their respective Affiliates to take) such other actions, as may be reasonably necessary to carry out the purposes and intents of this Agreement.

Section 5.10 Amendment; Waiver. Subject to any limitations expressly set forth in the Information Statement, except as expressly set forth to the contrary herein, prior to the Effective Time, this Agreement may be amended and any provision waived, in whole or in part, by Parent, in its sole discretion, by execution of a written document evidencing the same delivered to New BBX Capital. Following the Effective Time, no provision of this Agreement shall be waived or amended unless in writing and, in the case of a waiver, signed by an authorized representative of the waiving Party and, in the case of an amendment, signed by an authorized representative of each Party. No waiver by any of the Parties of any provision or breach hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 5.11 Entire Agreement. This Agreement, the other Ancillary Agreements and the Separation Agreement constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties, except as expressly set forth in this Agreement, the other Ancillary Agreements or the Separation Agreement.

Section 5.12 Expenses. Except as otherwise provided in this Agreement or the Separation Agreement, whether or not the Distribution or the other transactions contemplated by the Separation Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses.

Section 5.13 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by the Parties to this Agreement.

Section 5.14 Effectiveness; Termination. The effectiveness of this Agreement and the obligations and rights created hereunder are subject to, and conditioned upon, the completion of the Distribution pursuant to the terms of the Separation Agreement and shall terminate automatically without any further action of the Parties upon a termination of the Separation Agreement prior to the Effective Time. Once effective, this Agreement shall remain in force and be binding so long as any obligations hereunder remain applicable, unless earlier terminated upon mutual written consent of the Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

BBX CAPITAL CORPORATION

By:
Name:	Alan B. Levan
Title:	Chairman and Chief Executive Officer

BBX CAPITAL FLORIDA LLC

By:
Name:	Jarett S. Levan
Title:	President and Chief Executive Officer

Schedule 1

Continuing Employees

Name	Position with Parent following Spin-Off	Employee of New BBX Capital following Spin-Off (Yes or No)